EXHIBIT 1

                          OPTION AND SUPPORT AGREEMENT

         This OPTION AND SUPPORT AGREEMENT (this "Agreement"), is dated as of March 5, 2007 by and between Rocket Software, Inc., a Delaware corporation ("Parent"), and ComVest Investment Partners II LLC, a Delaware limited liability company ("Stockholder").

                              W I T N E S S E T H:

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CorVu Corporation, a Minnesota corporation (the "Company"), and Rocket Software Minnesota, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent ("Newco"), are entering into an Agreement and Plan of Merger (as the same may be modified or amended from time to time, the "Merger Agreement"), providing for, among other things, the Merger and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement);

         WHEREAS, as of the date hereof, Stockholder beneficially and of record owns the type and number of shares of voting stock of the Company as are set forth on Attachment A hereto (the "Owned Shares");

         WHEREAS, as a condition to Parent's willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that Stockholder agree, and Stockholder desires to agree (i) to vote, or cause to be voted, in person or by proxy at least 8,633,782 of the Owned Shares or such greater or lesser number of shares as represents 17.02% of the Common Stock outstanding (such number of the Owned Shares, the "Voting Shares"), in favor of
(a) adoption of the Merger Agreement, (b) approval of the Merger and the other transactions contemplated thereby and (c) any other matter that is required by applicable Law or by any governmental authority (as defined in the Merger Agreement) to be approved by stockholders of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement, and against any Competing Transaction; (ii) to grant Parent a proxy to vote the Voting Shares on behalf and in the name of Stockholder; (iii) to grant Parent the right to purchase from Stockholder all or any portion of the Voting Shares in accordance with the terms and conditions set forth herein; and (iv) to take the other actions, or to refrain from taking certain enumerated actions, as further described herein; and

         WHEREAS, Stockholder desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:


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1.      Agreement to Vote; Non-Solicit; Irrevocable Proxy.

1.1 Agreement to Vote. Subject to Section 1.4 below, Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, and in response to any request for any written consent of the stockholders of the Company Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of
(i) adoption of the Merger Agreement, (ii) approval of the Merger and the other transactions contemplated thereby, and (ii) approval of any other matter that is required by applicable Law or a governmental authority (as defined in the Merger Agreement) to be approved by the stockholders of the Company to consummate the Merger and the transactions contemplated by the Merger Agreement; and (b) against (i) any Competing Transaction, (ii) any liquidation or winding up of the Company, (iii) any extraordinary dividend by the Company, (iv) any change in the capital structure of the Company (other than any change in capital structure resulting from the Merger) and (v) any other action that could reasonably be expected to (A) impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (B) constitute or result in a breach of any of the representations, warranties covenants, or other obligations or agreements of the Company under the Merger Agreement that would reasonably be expected to have a material adverse effect on the Company or its business or (C) impair or adversely affect the respective abilities of the Company, Parent and Newco to consummate the Merger and the other transactions contemplated by the Merger Agreement.

1.2 Non-Solicit. Subject to Section 1.4 below, Stockholder hereby agrees that, during the time this Agreement is in effect and except as otherwise expressly permitted by the Merger Agreement, neither it nor any of its subsidiaries, nor any of the officers, directors or employees of it or its subsidiaries shall, and that it shall cause its and its subsidiaries' representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, a Competing Transaction, (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Competing Transaction, (c) approve or recommend or propose publicly to approve or recommend, any Competing Transaction or (d) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Competing Transaction or propose publicly or agree to do any of the foregoing relating to any Competing Transaction.


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1.3     Irrevocable Proxy. Solely with respect to the matters described in
Section 1.1, and subject to Section 1.4 below, if Stockholder has not taken a Qualifying Action (as defined below) on or prior to the fifth business day prior to the Shareholders Meeting (including any adjournments or postponements thereof) or any other meeting, date or event upon which stockholders of the Company will be asked to vote with respect to the matters described in Section
1.1 (such meeting, date or event, the "Voting Event"), Stockholder hereby irrevocably appoints Parent as its proxy with full power of substitution (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of all applicable provisions of the Minnesota Business Corporation Act) to vote in its discretion all Voting Shares owned by Stockholder beneficially and of record solely on the matters described in
Section 1.1 effective from and after such third business day prior to the Voting Event and until the six months after the date of the applicable Voting Event. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. "Qualifying Action" means either (a) the delivery by each Stockholder to Parent of a copy of such Stockholder's duly executed and valid proxy (and any amendment of such proxy) with respect to the Shareholders Meeting or other Voting Event, provided the votes reflected in such proxy or amendment thereof are consistent with Stockholder's voting obligations under this Agreement with respect to the matter(s) in question or (b) the delivery by Stockholder to Parent of a written certificate by one of its duly authorized individuals certifying that Stockholder shall attend the Shareholders Meeting or other Voting Event in person (if a meeting of stockholders) and vote its Voting Shares in accordance with Section 1.1 hereof, provided that in the event that a Qualifying Action is subsequently rescinded, revoked or modified in any manner inconsistent with the requirements of Section 1.1, or if Stockholder does not attend and vote as required hereunder at any Voting Event, Stockholder shall be deemed to have affirmed as of the time of the Voting Event the proxy with respect to the Voting Shares granted in this Section (notwithstanding any other action take since the date hereof) and Parent (or its designee) shall be entitled to the proxy and vote the Voting Shares in its discretion at or in connection with the applicable Voting Event.

1.4 Termination of Voting and Non-Solicitation Covenants and Proxy. Notwithstanding the foregoing provisions, the voting and non-solicitation covenants and obligations of Stockholder set forth in Sections 1.1 and 1.2, and the proxy granted to Parent with respect to the Voting Shares in Section 1.3, automatically shall terminate and be of no further force or effect from and after any termination of the Merger Agreement pursuant to the terms thereof as a result of which Parent is entitled to receive and is paid the Termination Fee (as defined and provided in Section 8.5 of the Merger Agreement); provided, however, that any such termination of such voting and non-solicitation obligations or the proxy with respect to the Voting Shares shall in no way affect or impair Parent's independent rights to purchase the Voting Shares (or an equivalent number of shares of Owned Shares of Stockholder) as provided in
Section 2 below.

         2.     Right to Purchase Voting Shares

         2.1 Right to Purchase Shares. Stockholder hereby grants to Parent the right and option to purchase (the "Option") all or any portion of the Voting Shares (or an equivalent number of shares of Owned Shares of Stockholder), in the event that there shall occur a Designated Event (as defined below). Parent may exercise the Option by notifying Stockholder within nine (9)


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

months following any Designated Event, in accordance with Section 2.2 hereof, of Parent's intent to exercise the Option in whole or in part (the "Option Notice"). The Option Notice, shall specify the number of Voting Shares (or an equivalent number of shares of Owned Shares of Stockholder) Parent desires to purchase from Stockholder, and the date by which the closing of Stockholder's sale and Parent's purchase of such number of Voting Shares shall occur, which shall be no later than five business days after delivery of the Option Notice. Parent may deliver only one Option Notice and shall include in such Option Notice the total number of Voting Shares (or an equivalent number of shares of Owned Shares of Stockholder) Parent desires to purchase from Stockholder. A "Designated Event" shall be deemed to have occurred upon any of the following:
(a) Stockholder breaches or fails to observe or perform any agreement or obligation set forth in this Agreement; (b) the Board of Directors or the Special Committee withdraws or modifies or changes its respective recommendation to the stockholders of the Company that such stockholders adopt and approve the Merger Agreement or the Merger, (c) the Board of Directors or the Special Committee approves or recommends a Competing Transaction or (d) the Company shall breach its obligations to duly call and hold the Shareholders Meeting pursuant to Section 6.4 of the Merger Agreement or the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held at which a quorum was present or any adjournment or postponement thereof.

         2.2 Purchase Price. The purchase price payable by Parent to purchase shares pursuant to the Option (the "Purchased Shares") shall be $0.40 per share (the "Per Share Price," and the total amount payable for all Purchased Shares so purchased, the "Purchase Price"). At the closing of the purchase and sale of the Purchased Shares, Parent shall pay Stockholder the aggregate Purchase Price by wire transfer of immediately available funds to an account designated by Stockholder (or in such other manner as Stockholder shall instruct Parent) against delivery by Stockholder to Parent of all original stock certificate(s) evidencing the Purchased Shares, duly endorsed or with duly executed stock powers. The Per Share Price shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, or any similar events affecting the number of outstanding shares of capital stock of the Company.

        3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

3.1 Due Organization. Stockholder is duly organized, is validly existing and is in good standing under the laws of the State of Delaware.

3.2 Power; Due Authorization; Binding Agreement. Stockholder has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.


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3.3     Ownership of Shares. The Owned Shares set forth opposite Stockholder's name on Attachment A hereto are owned of record and beneficially by Stockholder in the manner reflected thereon and include all of the Voting Shares owned of record or beneficially by Stockholder. All Owned Shares are held free and clear of any Liens and no proxy has been granted with respect thereto (other than pursuant to this Agreement) and will be held free and clear of any Liens and the Voting Shares will not be subject to any proxies (other than pursuant to this Agreement) as of the date of the Shareholders Meeting or any other applicable Voting Event. As of the date hereof, Stockholder has, and as of the date of the Shareholders Meeting or other Voting Event, Stockholder will have (except as otherwise permitted or required by this Agreement), sole voting power and sole dispositive power with respect to all of the Owned Shares.

3.4 No Conflicts. The execution and delivery of this Agreement by Stockholder does not, and the performance of the terms of this Agreement by Stockholder will not, (a) require Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets,
(c) conflict with or violate any organizational document or any Law applicable to Stockholder or pursuant to which any of its or its affiliates' respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair in any material respect Stockholder's ability to perform its obligations under this Agreement or in any event impair Stockholder's ability to perform its obligations under Section 1.1 hereof. Except for this Agreement, the Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement or third party rights, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

              3.5. Acknowledgment. Stockholder understands and acknowledges that each of Parent and Newco is entering into the Merger Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

          4. Certain Covenants of Stockholder. Stockholder hereby covenants and agrees with Parent as follows:

4.1 Restriction on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, while this Agreement is in effect, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding other than this Agreement with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares,
(b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares (or attempt or purport to revoke or supersede the proxy granted to Parent hereunder), (c) take any action that reasonably could cause any representation or warranty of Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its covenants or other


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obligations under this Agreement or (d) commit or agree to take any of the foregoing actions. Any transfer of any Voting Shares in violation of this provision shall be null and void. If any involuntary transfer of any of the Voting Shares shall occur (including a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the earlier of (i) the date on which such restrictions, liabilities and rights terminate pursuant to this Agreement and (ii) a valid termination of this Agreement.

4.2 No Limitations on Actions. Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of the Voting Shares; this Agreement shall not limit or otherwise affect the actions of Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates with respect to any of the other Owned Shares or in any other capacity, including such person's capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company's rights available at law or in equity in connection with the Merger Agreement.

4.3 Further Assurances. From time to time, at the request of Parent and without further consideration, Stockholder shall execute and deliver such additional documents and instruments and take all such further action as may be reasonably requested by Parent to effectuate or evidence the purpose and intent of this Agreement.

4.4 Stop Transfer Order; Legend. In furtherance of this Agreement, and concurrently herewith, Stockholder shall and hereby does authorize the Company or the Company's counsel, and the Company hereby does covenant and agree, to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Voting Shares. Stockholder and/or the Company shall cause to be provided to Parent evidence of such stop transfer order as promptly as reasonably practicable after the date hereof.

6.      Miscellaneous.

6.1 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that Parent shall be permitted to assign this Agreement and any of its rights, interests or obligations under this Agreement to an affiliate of Parent to whom the Merger Agreement shall have been assigned pursuant to the proviso of Section 8.9 of the Merger Agreement (it being understood and agreed by each of the parties hereto that such assignment shall not be deemed to be a breach by Parent of any of its representations and warranties set forth herein, shall not be deemed to result in any such representation or warranty becoming untrue or inaccurate and shall not be deemed to be a breach by Parent of any covenant or agreement contained herein).


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6.2     Savings Clause. Notwithstanding anything to the contrary contained herein, in the event that the number of Voting Shares, when aggregated with the number of shares subject to other Option and Support Agreements or other voting support agreements, by and between Parent and other holders of the voting stock of the Company dated as of the date hereof (collectively, the "Other Support Agreements") would exceed 19.9% of the voting power of the then-outstanding shares of capital stock of the Company, this Agreement shall deem to apply only to the maximum number of shares subject hereto as would not result in the total shares with voting power subject to this Agreement and the Other Support Agreements exceeding such 19.9% maximum amount, with any resulting adjustment in the amount of shares subject to this Agreement and the Other Support Agreements to be allocated pro rata among such agreements based on the relative numbers of shares (calculated on an as-converted to Common Stock basis) subject to such agreements.

6.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

        If to Stockholder to:

                   ComVest Investment Partners II LLC

                   Michael S. Falk, Managing Partner
                   One North Clematis--Suite 300
                   West Palm Beach, FL  33401

                   Attn:  Michael S. Falk, Managing Partner
                   Facsimile No.:  (212) 829-5936

        If to Parent:

                  Rocket Software, Inc.
                  275 Grove Street
                  Newton, MA 02466-2273
                  Attn: Johan Magnusson Gedda
                  Facsimile No.:   (617) 630-7173




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        with a copy (which shall not constitute notice) to:

                  Bingham McCutchen LLP
                  355 S. Grand Avenue, 44th Floor
                  Los Angeles, CA  90071
                  Attn:  David Robbins, Esq.
                  Facsimile No.:  (213) 830-8610

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.7      Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (b) Each party hereto irrevocably submits to the jurisdiction of any federal court sitting in the State of Minnesota in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Minnesota state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

         (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

6.8 Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they may be entitled under any applicable Law or in equity.


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6.9     Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same Agreement.

6.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.11 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

6.12 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                            [Signature Page Follows.]



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                COMVEST INVESTMENT PARTNERS II LLC

                                By:
                                   --------------------------------
                                   Name: Michael S. Falk
                                   Title: Managing Partner


                                ROCKET SOFTWARE, INC.

                                   --------------------------------
                                   Name:
                                   Title:

                                  ATTACHMENT A

        VOTING SHARES OWNED OF RECORD AND/OR BENEFICIALLY BY STOCKHOLDER

-------------------------------------------------------------------------------
               SHARES OWNED OF          SHARES OWNED            TYPE OF SHARES
                  RECORD           BENEFICIALLY BUT NOT OF
                                           RECORD
-------------------------------------------------------------------------------
                 22,000,000*                                     Common Stock

-------------------------------------------------------------------------------

* * Does not include 3,400,000 shares subject to immediately exercisable warrant at $0.50 per share or 2,000,000 shares subject to the ComVest Protective Warrant exercisable at $0.50 per share.